Exhibit 99.1

CONSULTING AGREEMENT

Consulting Services Agreement

            This Consulting Agreement ["the Agreement"] entered into on the date herein below set forth adjacent to the signatures of the parties executing the same between Mervyn Phelan, Jr., an individual, and its nominees, hereinafter referred to as "Consultants" and Pacel Corp, hereinafter referred to as "Client."

            Whereas Client has the need of the services of Consultant to conduct due diligence studies and other investigations in with respect to future acquisitions; and

            Whereas Client is presently without the necessary funds to pay Consultant for the services which Consultant will provide; and

            Whereas Consultant is agrees to take stock in Pacel Corp in lieu of other compensation for the work to be performed,

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Responsibilities and Warranties of Consultant: Consultant hereby agrees to undertake all due diligence and to provide Client with access to legal and accounting services which may be necessary in connection with the transaction and to provide advisory services for the Client

A.	A complete study of all of the assets which Pacel Corp contemplates selling to Client including but not limited to site inspection, surveys, title searches, investigation of liens, if any, background of partners and other persons involved in each transaction, if any, survey of local area to determine feasibility of development, if that be the case with respect to that property,

B.	To interface with brokers and title companies to facilitate the transfer of title, if required;
C.	Provide legal services from licensed attorneys and accounting services from Certified Public Accountants to handle all legal and accounting aspects in connection with the due diligence study and sale of the properties which Pacel Corp has assembled to sell to Client;

D.	To use Consultant's expertise in property development to undertake a full study of whether the property in question will meet the needs and goals of Client;
E.	To develop projections which will assist the Client to determine whether the property being purchased will be profitable if brought under Client's umbrella; and additionally,

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F.	Consultant shall provide the following followup services after the transfer of assets from Pacel Corp.
	(1)	Increasing market awareness for Client's stock throughout the retail and institutional brokerage community;
(2)	Seeking strategic alliances for the company with other public and private sector companies which might enhance market capitalization of the company or help establish viable distribution channels for it's products and services.

	(3)	Arranging telephone conferences (where appropriate) for company representatives to discuss the business of the company with retail and institutional brokers, clients, analysts and representatives.
(4)	Providing a working liaison between the company and Public Relation and Investor Relations community to further expand the awareness of the company and it's products and services to the public in general.

	(5)	Introducing the company to suitable investment banking community members for potential equity investment in the company.
	(6)	Providing on-going due diligence for the company with respect to future acquisition targets.
2.	Client's Responsibilities & Warranties: Client agrees to provide to Consultant all information necessary together with any documents which may be requested by Consultant or such professionals as Consultant may retain in connection with this Agreement to facilitate the work which Consultant has agreed to perform under the terms hereof. Client shall be solely responsible for the accuracy of the information and representations made in any document prepared by Consultant and/or its retained professionals.

3.	Consideration: Client shall pay to Consultant and/or its assigns a consulting fee of 250,000 shares of common stock of Client which said shares may not be diluted by a reverse split of shares in the Company and whereby the parties acknowledge that the said shares have a fair market value as of the date of this Agreement of $.08 per share which shall be allocated to the following persons who have assisted in the work to be done in connection with the transaction described hereinabove:

Mervyn Phelan, Jr	250,000
Total:	250,000

The parties further agree that the cost of this Consulting Agreement may be considered a part of the cost of acquisition from Pacel Corp by Client. Such shares shall be issued upon the

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execution hereof and registered with the filing of an S-8 Registration within ten (10) calendar days at the company's expense.
4.	Costs: In addition to the compensation set forth in Paragraph 3 above, Client shall pay directly any attorneys fees, accounting fees or other fees which may become due and owing in connection with the property transfers.

Client must issue checks in full payment of any such fees, payable to the appropriate payee in the appropriate amount and return the checks to consultant together with all properly executed documents.
5.	Indemnification: In the event litigation is instituted against Client naming Consultant as a co-defendant for any reason, Client hereby agrees to indemnify and hold harmless Consultant, its partners, employees, agents, representatives, retained professionals, their assigns and controlling persons from any loss, claim, damages, liabilities, costs and expense in any suit, proceeding and/or claim arising from the cost of investigating, preparing and defending the submissions made by Consultant based upon information which was obtained from Client and submitted on forms prepared by Consultant and/or its retained professionals. This said Paragraph 5 shall survive the expiration or termination of this Agreement.

6.	Independent Contractor Status: Client acknowledges that Consultant shall perform its services under the provisions of this Agreement as an Independent Contractor and not as an employee or an affiliate of Client.

7.	Amendment and Modification: Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties. No oral modifications to this Agreement may be made.

8.	Entire Agreement: This Agreement contains the entire agreement between the parties hereto and supersedes any prior understanding, written or oral, respecting the subject matter hereof. The failure of Consultant to insist upon strict performance of any term of this Agreement shall not be construed by Client as a waiver at any time of the rights, remedies or indemnification, all of which shall remain in full force and effect from the time of the execution hereof.

9.	Binding Effect: This Agreement shall be binding upon the heirs, executors, administrators, assigns of the parties hereto and Client shall not assign its rights hereunder or delegate its duties under any of the terms hereof without the prior written consent of PSS, which consent will not be unreasonably withheld.

10.	Attorney's Fees and Costs: In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to receive its reasonable attorney's fees and costs in connection therewith.

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11.	Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

12.	Governing Law: This Agreement shall be governed by the Laws of the State of California and the venue for the resolution of any dispute arising hereunder shall be in Orange County, California.
13.	Independent Advise of Counsel: Client acknowledges and agrees that it has received the independent advise of counsel prior to executing this Agreement and that counsel has explained to Client the terms of this Agreement and their legal ramifications. Client further understands and agrees that Consultant does not render legal advise or offer legal assistance. All requests for legal advise by Client will be referred to legal counsel for a proper legal opinion. Accordingly, no statements or representations by Consultant, partners, employees, agents, representatives, retained professionals, their assigns and controlling persons, should be construed to be legal advise and Consultant advises Client to always consult with its own attorneys regarding the legalities of all investment offerings, registrations and filings.

            IN WITNESS HEREOF, the parties above have caused this Agreement to be duly executed at Downey, California on the day and year set forth below.

Pacel Corp

By:	/s/ David Calkins David Calkins President	Date: 3/09/01

By:	/s/ Mervyn Phelan, Jr. Mervyn Phelan, Jr. President	Date: 3/09/01

End.